Exhibit 10.1

May 3, 2015

CECO Environmental Corp.

4625 Red Bank Road

Cincinnati, Ohio 45227

Attention:	Jeff Lang
Chief Executive Officer

Commitment Letter – Amendment, Increase and Backstop Commitments

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of August 27, 2013 (as amended from time to time and as in effect on the date hereof, the “Credit Agreement”), by and among CECO Environmental Corp., a Delaware corporation (“you” or the “Company”), Bank of America, N.A. (“Bank of America”), as administrative agent, and the lenders party thereto (the “Existing Lenders”). Except as expressly provided herein, capitalized terms used in this letter agreement (including the schedules and exhibits hereto, this “Commitment Letter”) and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

You have advised Bank of America and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) that you intend to acquire 100% of the equity interests of PMFG, Inc. (the “Target” and such transaction, the “Acquisition”) using a combination of your common stock and up to $66,150,000 of cash consideration. You have also advised Bank of America and MLPFS that no financing other than the financing described below will be required to finance the Acquisition (including the refinancing of material indebtedness of the Target and its subsidiaries), the payment of costs and expenses related to the Transaction (as hereinafter defined) or the ongoing working capital and other general corporate needs of the Company and its subsidiaries after the consummation of the Transaction. The sources and uses for the financing of the Acquisition are as set forth on Schedule I hereto.

In connection therewith, you have requested that Bank of America provide commitments (i) for the full amount of the Additional Term Loan Facility (as hereinafter defined) (the “Increase Commitment”), (ii) as necessary to replace the commitments of Existing Lenders not consenting to the Amendment (as hereinafter defined) (each such non-consenting Existing Lender, a “Non-Consenting Lender”) and obtain the consent of the Required Lenders for passage of the Amendment (but only to the extent necessary to obtain such consent and only if the assignment of such commitments by Non-Consenting Lenders can be obtained through the use of commercially reasonable efforts and is permitted under the Credit Agreement) (the “Amendment Backstop Commitment”), and (iii) if the commercially reasonable efforts of MLPFS fail to achieve the structuring and arrangement of the Amendment and Increase (as hereinafter defined), to provide the full amount of the Replacement Facilities (as hereinafter defined) (the “Replacement Facilities Commitment”).

The senior credit facilities provided under the Credit Agreement after giving effect to the Amendment and Increase or the Replacement Facilities are from time to time referred to alternatively as the “Senior Credit Facilities.” The Acquisition, the entering into and funding of the Senior Credit Facilities and all related transactions (including, without limitation, the repayment in full of the material indebtedness of the Target and its subsidiaries and, if the Replacement Facilities are provided, the indebtedness under the

Credit Agreement) are from time to time referred to collectively as the “Transaction.” The Increase Commitment, Amendment Backstop Commitment and Replacement Facilities Commitment are from time to time referred to collectively as the “Commitments.”

You have also requested that MLPFS, as the sole lead arranger and sole bookrunner,

(a) use its commercially reasonable efforts to structure and arrange an amendment to the Credit Agreement (the “Amendment”) that (i) amends the “Permitted Acquisition” definition in the Credit Agreement to allow the Acquisition even though the Consolidated Leverage Ratio will not be 0.50 below the required covenant compliance level after giving effect thereto, (ii) amends Section 7.02(g)(i) to allow the Acquisition even though the aggregate consideration will exceed $150,000,000, (iii) increases the maximum permitted Consolidated Leverage Ratio (A) through June 29, 2016 to be 3.75 to 1.00, (B) from June 30, 2016 through December 31, 2016 to be 3.50 to 1.00, (C) from January 1, 2017 through September 30, 2017 to be 3.25 to 1.00 and (D) through the remaining term of the Credit Agreement to be 3.00 to 1.00, (iv) amends Section 7.03(f) to the extent necessary to permit the assumption of Chinese debt reflected on Schedule I hereto, (v) amends the “Consolidated EBITDA” definition in the Credit Agreement to allow the addback of certain cost savings anticipated to be realized as a result of the Acquisition and (vi) amends such other terms as you and we may mutually agree,

(b) use its commercially reasonable efforts to structure and arrange a new $27,100,000 senior term loan facility (the “Additional Term Loan Facility” and together with the Amendment, collectively, the “Amendment and Increase”) pursuant to Section 2.15 of the Credit Agreement, which Additional Term Loan Facility will have the pricing, tenor and amortization set forth on Exhibit A hereto but will otherwise have the same terms as the existing Term Loan Facility, and

(c) if the efforts contemplated above are unsuccessful, form a syndicate of Lenders (as defined below) to provide senior credit facilities (the “Replacement Facilities”) to refinance the senior credit facilities under the Credit Agreement, which Replacement Facilities shall have the terms reflected in the Credit Agreement as in effect on the date hereof and as contemplated to be amended by the Amendment and Increase and all borrowings thereunder on the Closing Date shall be subject only to the conditions precedent specified in Section 2 of this Commitment Letter and Exhibit B hereto (other than clause (xi) thereof).

1.	COMMITMENTS, ENGAGEMENT AND TITLES.

(a) Subject to the terms and conditions set forth in this Commitment Letter,

(i) Bank of America is pleased to advise you of its willingness to provide the Commitments and to act as the sole administrative agent for the Senior Credit Facilities, and

(ii) MLPFS is pleased to advise you of its willingness, in connection with the Commitments, to act as the sole lead arranger and sole bookrunner for the Senior Credit Facilities, and, in such capacity, to (A) use its commercially reasonable efforts to (x) arrange and structure the Amendment and Increase, (y) obtain the approvals for the Amendment from the Existing Lenders required under the Credit Agreement, and (z) obtain commitments from Existing Lenders and other financial institutions and lenders reasonably acceptable to MLPFS and you to provide the Additional Term Loan Facility and (B) if such efforts are unsuccessful, form a syndicate of financial institutions and other lenders for the Replacement Facilities (such financial institutions and other lenders, the Existing Lenders and the financial institutions and other lenders providing the Amendment and Increase are from time to time alternatively referred to as the “Lenders”).

(b) No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without our prior written approval.

2. CONDITIONS. The Commitments of Bank of America hereunder and the undertaking of MLPFS to provide the services described herein are subject to the satisfaction of each (and only each) of the following conditions precedent: (i) prior to and during the syndication of the Senior Credit Facilities, there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Company or any of its subsidiaries except as you and we may otherwise agree in writing; and (ii) the satisfaction of the conditions precedent set forth in Exhibit B hereto.

3.	SYNDICATION.

(a) You agree, until the Syndication Assistance Termination Date (as hereinafter defined), to actively assist MLPFS in achieving a Successful Syndication (as defined in the Fee Letter). Such assistance shall include (i) your providing and using commercially reasonable efforts to cause your advisors to provide Bank of America and MLPFS and the other Lenders upon request with all information reasonably deemed necessary by Bank of America and MLPFS to complete the structuring, arrangement and syndication of the Senior Credit Facilities, including, but not limited to, information and evaluations prepared by you and your advisors, or on your behalf, relating to the Transaction (including the Projections (as hereinafter defined), the “Information”), (ii) your assistance in the preparation of an Information Memoranda and other materials to be used in connection with the structuring, arrangement and syndication of the Senior Credit Facilities (collectively, the “Information Materials”), (iii) using your commercially reasonable efforts to ensure that the structuring, arrangement and syndication efforts of Bank of America and MLPFS benefit from your existing banking relationships, and (iv) otherwise assisting Bank of America and MLPFS in their structuring, arrangement and syndication efforts, including by making your officers and advisors available from time to time upon reasonable advance notice to attend and make presentations regarding the business and prospects of the Company and its subsidiaries and the Target and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders, in each case, at times and locations to be mutually agreed.

(b) It is understood and agreed that MLPFS will manage and control all aspects of the structuring, arrangement and syndication of the Senior Credit Facilities in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facilities will receive compensation from you in order to obtain its commitment or consent, except on the terms contained in the Fee Letter. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of Bank of America and MLPFS.

(c) Notwithstanding the right of MLPFS to structure, arrange and syndicate the Senior Credit Facilities and receive commitments with respect thereto, (i) Bank of America shall not be relieved, released or novated from its obligations hereunder, including its obligation to fund its Commitments provided hereunder on the date of consummation of the Transaction (the date of such consummation and funding being referred to as the “Closing Date”), in connection with any syndication, assignment or participation of the Senior Credit Facilities, including its Commitment in respect thereof, until funding of the Senior Credit Facilities on the Closing Date and (ii) Bank of America shall retain exclusive control over all rights and obligations with respect to its Commitment in respect of the Senior Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred, in each case unless you otherwise agree in writing (including, without limitation, pursuant to any revised version of this Commitment Letter or an amendment or joinder hereto).

(d) The provisions of this Section 3 shall remain in full force and effect until the earliest of (i) ninety (90) days following the Closing Date, (ii) the completion of a Successful Syndication, or (iii) the termination of this Commitment Letter pursuant to the last paragraph hereof other than as a result of the occurrence of the Closing Date (the “Syndication Assistance Termination Date”).

4.	INFORMATION.

(a) You hereby represent, warrant and covenant that (i) all Information, other than Projections, other forward looking statements and information of a general economic or general industry nature, which has been or is hereafter made available to Bank of America, MLPFS or the Lenders by you or any of your representatives (or on your or their behalf) in connection with any aspect of the Transaction, as and when furnished, is, when taken as a whole (including any supplements made thereto), and will be, when taken as a whole (including any supplements made thereto), complete and correct in all material respects, and does not, when taken as a whole (including any supplements made thereto), and will not, when taken as a whole (including any supplements made thereto), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in any material respect in light of the circumstances in which made, and (ii) all financial projections concerning the Company and its subsidiaries or the Target and its subsidiaries that have been or are hereafter made available to Bank of America, MLPFS or the Lenders by you or any of your representatives (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and at the time the related Projections are made available to Bank of America, MLPFS or the Lenders (it being understood that any such Projections are subject to uncertainties and contingencies, some of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ and that such differences may be material). You agree to furnish us with further and supplemental information from time to time until the Closing Date and, if requested by us, from time to time thereafter until the Syndication Assistance Termination Date so that the representation and warranty in the immediately preceding sentence is correct in all material respects on the Closing Date and, if requested by us, until the Syndication Assistance Termination Date so that the representation and warranty in the immediately preceding sentence is correct in all material respects on the Closing Date and, if further and supplemental information is requested pursuant to this sentence, on such later date prior to the Syndication Assistance Termination Date on which the Successful Syndication is completed as if the Information were being furnished, and such representation and warranty were being made, on such date. In issuing this commitment and in structuring, arranging and syndicating the Senior Credit Facilities, Bank of America and MLPFS are and will be using and relying on the Information without independent verification thereof.

(b) (i) You acknowledge that (A) MLPFS and/or Bank of America on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system and (B) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Company, the Target, your or their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

(ii) Prior to distribution of any Information Materials (A) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (B) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

(iii) You agree that MLPFS and/or Bank of America on your behalf may distribute the following documents to all prospective Lenders, unless you advise MLPFS and Bank of America in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (A) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (B) notifications of changes to the Senior Credit Facilities’ terms and (C) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of the definitive documentation for the Senior Credit Facilities, whether in the form of the Amendment and Increase or the Replacement Facilities (the “Facilities Documentation”). If you advise us that any of the foregoing items should be distributed only to Private Lenders, then MLPFS and Bank of America will not distribute such materials to Public Lenders without further discussions with you. You agree (whether or not any Information Materials are marked “PUBLIC”) that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

5. EXPENSES. By executing this Commitment Letter, you agree to reimburse Bank of America and MLPFS from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable, actual and documented fees, disbursements and other charges of McGuireWoods LLP, as counsel to Bank of America and MLPFS, and, if reasonably necessary, of one local counsel and one applicable regulatory counsel in each relevant jurisdiction and (b) reasonable and documented due diligence expenses) incurred in connection with the Senior Credit Facilities, the structuring, arrangement and syndication thereof, the preparation of the Facilities Documentation and any other aspect of the Transaction. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from counsel based on the fees such counsel may receive on account of its relationship with us, including, without limitation, fees paid pursuant hereto. MLPFS agrees to provide updates to you on a weekly basis with respect to the approximate amount of fees, disbursements and other charges of counsel incurred.

6. INDEMNIFICATION. You agree to indemnify and hold harmless Bank of America, MLPFS, each Lender and each of their affiliates and their respective partners, officers, directors, employees, agents, trustees, administrators, managers, advisors and representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of one counsel to the Indemnified Parties, taken as a whole, and, if reasonably necessary, of one local counsel and one applicable regulatory counsel in each relevant jurisdiction to all such Indemnified Parties, taken as a whole, and, solely in the case of a conflict of interest, one additional counsel to all affected Indemnified Parties similarly situated, taken as a whole) that may be incurred by or asserted or awarded against any Indemnified Party (collectively, “Losses”), in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter, the Transaction or any related transaction or (b) the Senior Credit Facilities and any other concurrent or subsequent financings or any use made or proposed to be made with the proceeds thereof, except to the extent such Loss is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted either from (i) such Indemnified Party’s gross negligence or willful misconduct or (ii) a breach in bad faith by such Indemnified Party of its obligations under this Commitment Letter. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted either from (x) such Indemnified Party’s gross negligence or willful misconduct or (y) a breach in bad faith by such Indemnified Party of its obligations under this Commitment Letter. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted either from (i) such Indemnified Party’s gross negligence or willful misconduct or (ii) a breach in bad faith by such Indemnified Party of its obligations under this Commitment Letter.

7. CONFIDENTIALITY. This Commitment Letter and the fee letter among you, Bank of America and MLPFS of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and may not be disclosed in whole or in part to any person or entity except (a) to your officers, directors, employees, affiliates, attorneys, accountants, agents and advisors who are informed of the confidential nature of such information and are directed by you to keep such information confidential, (b) if each of Bank of America and MLPFS consents in writing to such proposed disclosure, (c) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation (including, in the case of this Commitment Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges) or as requested by a governmental authority (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so), (d) the aggregate fee amounts payable pursuant to the Fee Letter may be disclosed as part of any financial statements and projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transaction to the extent customary or required in offering and marketing materials for the Senior Credit Facilities and the Transaction and for customary accounting purposes, including accounting for deferred financing costs, on a confidential basis, and (e) you may disclose this Commitment Letter and the Fee Letter (in redacted form with all fee amounts removed) on a confidential basis to the board of directors, officers, attorneys and advisors of the Target in connection with their consideration of the Transaction. Bank of America and MLPFS hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow Bank of America or MLPFS, as applicable, to identify you in accordance with the Act.

Each of Bank of America and MLPFS shall use all confidential information provided to it by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the transactions contemplated hereby and shall treat confidentially all such information; provided, however, that nothing herein shall prevent either Bank of America or MLPFS from disclosing any such information (i) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (ii) upon the request or demand of any governmental agency, regulatory authority or self-regulatory authority (including, without limitation, bank and securities examiners) having, or claiming to have, jurisdiction over, or authority to regulate or oversee, Bank of America or MLPFS or any of their respective affiliates or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review by any governmental agency, regulatory authority or self-regulatory authority having, or claiming to have, jurisdiction over Bank of America or MLPFS or any of their respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by Bank of America or MLPFS, (iv) to affiliates of Bank of America or MLPFS and the directors, officers, employees, attorneys, accountants, agents and advisors of Bank of America or MLPFS or any of their respective affiliates who are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by Bank of America or MLPFS from a third party that is not to Bank of America’s or MLPFS’s knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by Bank of America or MLPFS, (viii) to enforce its rights hereunder, or (ix) to Lenders or potential Lenders, participants or assignees subject to the acknowledgment and acceptance by such Lender or prospective Lender, participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you, Bank of America and MLPFS, including, without limitation, as agreed in any marketing materials) in accordance with the standard syndication processes of Bank of America and/or MLPFS or customary market standards for dissemination of such type of information, and in the event of any electronic access through Intralinks, SyndTrak, another website or similar electronic system or platform, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof, in each case on terms reasonably acceptable to you, Bank of America and MLPFS. Notwithstanding anything to the contrary contained herein, the obligations of Bank of America and MLPFS under this paragraph shall remain in effect until the earlier of (x) the date one year from the date hereof and (y) the Closing Date, at which point any confidentiality undertakings under the Facilities Documentation shall supersede the provisions of this paragraph.

8.	OTHER SERVICES.

(a) You acknowledge that Bank of America and MLPFS or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Bank of America and MLPFS agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you, the Target and your and their respective affiliates with the same degree of care as they treat their own confidential information. Bank of America and MLPFS further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that Bank of America and MLPFS are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, the Target or any of your or its respective affiliates that is or may come into the possession of Bank of America, MLPFS or any of such affiliates.

(b) In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) (A) the arranging and other services described herein regarding the Senior Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and Bank of America and MLPFS, on the other hand, (B) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (C) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (ii) (A) each of Bank of America and MLPFS has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, neither Bank of America nor MLPFS has been, is, or will be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (B) Bank of America and MLPFS have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (iii) Bank of America, MLPFS and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and Bank of America and MLPFS have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against Bank of America and MLPFS with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

9. SURVIVAL.

(a) The provisions of Sections 5, 6, 7, 8, 9 and 10 of this Commitment Letter shall remain in full force and effect regardless of whether any of the Facilities Documentation shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking hereunder.

(b) In the event the Closing Date occurs prior to the occurrence of the Syndication Assistance Termination Date, your obligations to assist in the structuring, arrangement and syndication of the Senior Credit Facilities set forth in Section 3 and the representations, covenants and other provisions of Section 4 with respect to the structuring, arrangement and syndication of the Senior Credit Facilities shall remain in full force and effect until the Syndication Assistance Termination Date.

10. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL; ETC. This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided that (i) the interpretation of the definition of “Material Adverse Effect” used in this Commitment Letter (and whether or not a “Material Adverse Effect” has occurred) and (ii) the determination of the accuracy of any Purchase Agreement Representations, and whether as a result of any failure of such Purchase Agreement Representations to be true and correct the Company has the right to terminate the Company’s or its affiliates’ obligations under the Purchase Agreement (or the right not to consummate the Acquisition pursuant to the Purchase Agreement), in each case, shall be governed by, and construed and interpreted in accordance with the laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule). The Company irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Bank of America, MLPFS, any Lender or any Indemnified Party in any way relating to this Commitment Letter, the Fee Letter, the transactions contemplated hereby or thereby or the actions of Bank of America or MLPFS in the negotiation, performance or enforcement hereof or thereof, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Commitment Letter shall affect any right that Bank of America, MLPFS or any Lender may otherwise have to bring any action or proceeding relating to this Commitment Letter against the Company or its properties in the courts of any jurisdiction. Each of you, Bank of America and MLPFS hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the transactions contemplated hereby and thereby or the actions of Bank of America and MLPFS in the negotiation, performance or enforcement hereof or thereof.

11.	MISCELLANEOUS.

(a) This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by facsimile or other electronic imaging means (including .pdf) shall be effective as delivery of a manually executed counterpart thereof.

(b) This Commitment Letter and the Fee Letter embody the entire agreement and understanding among Bank of America, MLPFS, you and your affiliates with respect to the Senior Credit Facilities and supersedes all prior agreements and understandings relating to the specific matters hereof. No party has been authorized by Bank of America or MLPFS to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by the Company without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

12. ACCEPTANCE/EXPIRATION OF COMMITMENTS. This Commitment Letter and all commitments and undertakings of Bank of America and MLPFS hereunder will expire at 5:00 p.m. (New York time) on May 4, 2015 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of Bank of America and MLPFS hereunder will expire on the earliest of (a) November 30, 2015, unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition without the use of the Senior Credit Facilities, (c) the acceptance by the Target or any of its affiliates of an offer for all or any substantial portion of the capital stock or property and assets of the Target and its subsidiaries other than as part of the Transaction, (d) the date you announce, or inform in writing Bank of America or MLPFS, that the Acquisition is not proceeding and (e) the date you terminate this Commitment Letter, at your election, if either Bank of America or MLPFS breaches any of their obligations under this Commitment Letter. In consideration of the time and resources that MLPFS and Bank of America will devote to the Senior Credit Facilities, you agree that, except as you and we may otherwise subsequently agree in writing, until such expiration, you will not solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing debt securities or bank financing for the Company or any of its subsidiaries with respect to the matters addressed in this Commitment Letter.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

If this letter agreement reflects our agreement, please indicate your acceptance by signing in the space below.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Joseph R. Jackson
Name:	Joseph R. Jackson
Title:	Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ D. Clay Hall
Name:	D. Clay Hall
Title:	Director

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

CECO ENVIRONMENTAL CORP.

By:	/s/ Jason DeZwirek
Name:	Jason DeZwirek
Title:	Chiarman

SCHEDULE I

SOURCES AND USES

Sources and Uses (millions)

Sources	Amount	Uses	Amount
Revolving Credit Facility	$39.6	Purchase of Target	$147.0
Additional Term Loan Facility	$27.1	Refinancing of Target Debt	$10.5
Stock Issued to Target	$80.9	Assumption of Target China Debt	$6.9
Assumption of Target China Debt	$6.9	Financing Fees	$11.0
Cash on CECO Balance Sheet	$5.0	Change of Control Costs	$1.6
Cash on Target Balance Sheet	$17.5

Total Sources of Funds	$177.0	Total Uses of Funds	$177.0

EXHIBIT A

ADDITIONAL TERM LOAN FACILITY

Tenor: Same as existing Term Loans.

Applicable Rate:

Pricing Level	Consolidated Leverage Ratio	Eurocurrency Rate Loans	Base Rate Loans
I	< 1.75 to 1.00	2.00%	1.00%
II	< 2.25 to 1.00 but ≥ 1.75 to 1.00	2.25%	1.25%
III	< 2.75 to 1.00 but ≥ 2.25 to 1.00	2.50%	1.50%
IV	< 3.25 to 1.00 but ≥ 2.75 to 1.00	2.75%	1.75%
V	≥ 3.25 to 1.00	3.00%	2.00%

Amortization: 5% per quarter.

EXHIBIT B

CONDITIONS PRECEDENT TO CLOSING AND INITIAL FUNDING

The closing and extension of credit under the Senior Credit Facilities, in addition to the conditions precedent set forth in the Commitment Letter, will be subject to satisfaction of the following conditions precedent:

(i)	Satisfactory Documentation. Subject to the Certain Funds Provisions (as hereinafter defined), the negotiation, execution and delivery of Facilities Documentation with respect to the Senior Credit Facilities consistent with the Commitment Letter and reasonably satisfactory to the Company, MLPFS, Bank of America, in its capacity as administrative agent under either the Credit Agreement or the Replacement Facilities, as the case may be (in such capacity, the “Administrative Agent”), and the Lenders. Without limitation of the foregoing, the Administrative Agent shall receive (A) reasonably satisfactory opinions of counsel to the Company and those of its subsidiaries serving as either a “Borrower” or a “Guarantor” (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Credit Facilities) and of appropriate local counsel and such corporate resolutions, certificates and other documents as the Administrative Agent may reasonably require, (B) customary officers’ certificates, good standing certificates and other customary closing documents (including, without limitation, certificates of insurance (along with related endorsements), lien searches, resolutions and organizational documents), (C) a certificate of the chief financial officer (or equivalent officer) of the Company in substantially the same form as the form of certificate delivered on the closing date of the Credit Agreement certifying that the Company and the Company and its subsidiaries, taken as a whole, will be solvent after giving effect to the Transaction and the incurrence of indebtedness related thereto and (D) at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(ii)	Security. Subject to the Certain Funds Provisions, all filings, recordations and searches necessary in connection with the liens and security interests securing the obligations arising in connection with the Senior Credit Facilities shall have been duly made (it being understood that the scope of the assets of the Company and its subsidiaries subject to such liens and security interests shall be the same as those contemplated by the Credit Agreement and the Collateral Documents delivered in connection therewith but including the assets of the Target and its subsidiaries, all of such assets, collectively, the “Collateral”); all filing and recording fees and taxes shall have been duly paid and MLPFS shall have received (x) evidence of the insurance maintained by the Company and its subsidiaries, and the Administrative Agent shall have received certificates naming the Administrative Agent and the Lenders as an additional insured, in the case of liability insurance, and the Administrative Agent, on behalf of the Lenders, as lenders’ loss payee, in the case of property insurance and (y) reasonably satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the Facilities Documentation) lien and security interest in the Collateral.

(iii)

Acquisition. The Acquisition shall have been consummated, or shall be consummated substantially simultaneously with the Closing Date, in all material respects in accordance with the terms of that certain Agreement and Plan of Merger dated as of May 3, 2015 by and among the Company, the Target, TOP GEAR ACQUISITION INC., a Delaware corporation, and TOP GEAR ACQUISITION II LLC, a Delaware limited liability company, (including all schedules and exhibits thereto, the “Purchase Agreement”), without giving effect to any modifications, amendments, consents or waivers thereto that are material and adverse to the interests of the Lenders, as reasonably determined by MLPFS, without the prior consent of MLFPS, it being understood that any substantive material modification, amendment, consent or waiver to (i) the Company Disclosure Schedules (as defined in the Purchase Agreement), the Parent Disclosure Schedules (as defined in the Purchase Agreement) or the definition of “Material Adverse Effect” in the Purchase Agreement, (ii) the third party beneficiary rights in the Purchase Agreement applicable to MLPFS and/or the Lenders (including, without limitation, any substantive modification, amendment, consent or waiver of any of the provisions referenced in Sections 9.5(c), 10.5 or 10.8 of the Purchase Agreement) or (iii) the governing law of the Purchase Agreement shall in each case be deemed to be material and adverse to the interests of the Lenders. As used in this Exhibit B, “Material Adverse Effect” has the meaning set forth in the Purchase Agreement.

(iv)	Material Adverse Effect. (A) Except as set forth in Section 5.8 of the Parent Disclosure Schedules or in the Parent SEC Reports (as defined in the Purchase Agreement) filed with the SEC since December 31, 2014 and publicly available prior to the date of the Purchase Agreement, and except for the transactions contemplated by the Purchase Agreement, since December 31, 2014, there has not occurred any event, occurrence, condition, change, development, set of facts or circumstances that has had or would reasonably be expected to have a Material Adverse Effect on the Company, and (B) except as set forth in Section 4.8 of the Company Disclosure Schedules or in the Company SEC Reports (as defined in the Purchase Agreement) filed with the SEC since June 28, 2014 and publicly available prior to the date of the Purchase Agreement, and except for the transactions contemplated by the Purchase Agreement, since June 28, 2014, there has not occurred any event, occurrence, condition, change, development, set of facts or circumstances that has had or would reasonably be expected to have a Material Adverse Effect on the Target.

(v)	Absence of Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the actual knowledge of the Company after reasonable inquiry, threatened in writing, at law, in equity, in arbitration or before any governmental authority, by or against the Company or any of its subsidiaries or the Target or any of its subsidiaries or against any of their properties or revenues that (A) could reasonably be expected to materially adversely affect the Facilities Documentation or any of the transactions contemplated hereby, or (B) would result in clause (iv) not being satisfied; provided, however, that the foregoing shall not include any shareholder class action or derivative litigation commenced against the Company or the Target since the date of the Purchase Agreement and arising from allegations of breach of fiduciary duty of the Company’s or the Target’s respective directors relating to their respective negotiation and approval of the Purchase Agreement or from allegations of false or misleading public disclosure by the Company or the Target with respect to the Transaction, including, without limitation, the Purchase Agreement.

(vi)	No Change in Information. All of the Information shall be complete and correct in all material respects considered as a whole; and no new or additional information, shall have been received or discovered by the Administrative Agent or MLPFS regarding the Company or its subsidiaries, the Target or its subsidiaries or the Transaction after the date of the Commitment Letter that, either individually or in the aggregate, (A) would result in clause (iv) above or clause (viii) below not being satisfied if such new information were deemed to constitute a change or development for the purposes thereof or (B) could reasonably be expected to materially and adversely affect the Senior Credit Facilities or any other aspect of the Transaction, and nothing shall have come to the attention of the Lenders to lead them to believe in good faith that any Information Memorandum was or has become misleading, incorrect or incomplete in any material respect after giving effect to any permitted supplements thereto on or prior to the Closing Date.

(vii)	Financial Information. The Administrative Agent shall have received (a) audited financial statements of each of the Company and its subsidiaries as of December 31, 2014 and the Target and its subsidiaries as of June 28, 2014, (b) all interim financial statements of each of the Company and its subsidiaries and the Target and its subsidiaries from and the after the most recent fiscal year end through the most recent quarter for which financial statements are available which are not inconsistent with the Information provided to MLPFS prior to the date the Commitment Letter is executed if such inconsistency would result in clause (iv) above or clause (viii) below not being satisfied, (c) a satisfactory quality of earnings report with respect to the Target and its subsidiaries prepared by an independent certified public accountant acceptable to the Lead Arranger (it being agreed that the quality of earnings report delivered to the Lead Arranger on April 8, 2015, satisfies this condition) and (d) pro forma consolidated financial statements as to the Company and its subsidiaries giving effect to all elements of the Transaction to be effected on or before the Closing Date, and forecasts prepared by management of the Company of balance sheets, income statements and cash flow statements on a quarterly basis for the fiscal year 2015 and on an annual basis for each fiscal year thereafter during the term of the Senior Credit Facilities.

(viii)	Maximum Total Leverage Ratio. MLPFS shall be satisfied that, on the Closing Date after giving effect to all funding under the Senior Credit Facilities and the Transaction, the Consolidated Leverage Ratio (to be defined substantially consistently with the definition set forth in the Credit Agreement but to include certain pro forma adjustments to be agreed per the Amendment) shall be less than 3.50 to 1.00.

(ix)	Accuracy of Representations / No Default. Subject to the Certain Funds Provisions, (A) all of the representations and warranties in the Facilities Documentation shall be true and correct in all material respects (or, to the extent any such representation and warranty is modified by a materiality or Material Adverse Effect standard, in all respects) as of the Closing Date and (B) no event of default under the Senior Credit Facilities shall have occurred and be continuing, provided that the condition in this clause (B) shall not be a condition to the availability of the Senior Credit Facilities on the Closing Date with respect to any event of default relating to the making of any representation or warranty on the Closing Date other than a Specified Representation or a Purchase Agreement Representation (as defined below).

(x)	Minimum Marketing Period. Information Memoranda in form reasonably satisfactory to MLPFS to be used in connection with the structuring, arrangement and syndication of the Senior Credit Facilities and approved for disclosure to the Lenders shall have been completed at least 30 business days prior to the Closing Date, and MLPFS shall have been afforded a marketing period of at least 30 business days to seek to structure, arrange and syndicate the Senior Credit Facilities.

(xi)	Additional Commitment Amendment. If the Amendment and Increase is provided, the satisfaction of the conditions precedent set forth in Section 2.15 of the Credit Agreement with respect to an Additional Commitment Amendment (after giving effect to the amendments contemplated in the Commitment Letter).

(xii)	Payment of Fees and Expenses. Simultaneously with the closing and extension of credit under the Senior Credit Facilities, the payment of all fees and expenses to be payable pursuant to the Commitment Letter and the Fee Letter (including the reasonable expenses of counsel for Bank of America and MLPFS), limited, in the case of expenses, to those expenses for which a written request has been made.

Notwithstanding anything in the Commitment Letter or the Facilities Documentation to the contrary, (i) the only representations and warranties related to the Target and its subsidiaries in the Facilities Documentation the accuracy of which will be a condition to the availability of the Senior Credit Facilities on the Closing Date will be (A) such representations and warranties regarding the Target and its subsidiaries in the Purchase Agreement as are material to the interests of Administrative Agent and the Lenders, but only to the extent that the Company or its affiliates have the right to terminate the Company’s or its affiliates’ obligations under the Purchase Agreement (or the right not to consummate the Acquisition pursuant to the Purchase Agreement) as a result of a failure of such representations and warranties to be true and correct (the “Purchase Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation (including, without limitation, the conditions precedent to the effectiveness thereof) will not impair availability of the Senior Credit Facilities on the Closing Date if the conditions expressly set forth in Section 2 of the Commitment Letter and this Exhibit B are satisfied (it being understood that, to the extent a perfected security interest in any collateral (the security interest in respect of which cannot be perfected by means of the filing of a UCC financing statement, the making of a federal intellectual property filing or delivery of possession of capital stock or other certificated security) is not able to be provided on the Closing Date after the Company’s use of commercially reasonable efforts to do so, the perfection of such security interest in such collateral will not constitute a condition precedent to the availability of the Senior Credit Facilities on the Closing Date, but a security interest in such collateral will be required to be perfected after the Closing Date pursuant to arrangements to be mutually agreed between the Company and the Administrative Agent). For purposes hereof, “Specified Representations” mean the representations and warranties relating to legal existence, good standing, corporate power and authority; the authorization, execution and delivery, and legality, validity and enforceability, of the Facilities Documentation; accuracy of disclosure; the creation and perfection of liens (subject to the limitations on perfection set forth above); Federal Reserve margin regulations; the Investment Company Act; PATRIOT Act, OFAC and other anti-terrorism laws; anti-corruption laws and sanctions; solvency; governmental approvals; no violation of, or conflict with, applicable law that could reasonably be expected to have a material adverse effect on the Facilities Documentation; and no violation or conflict with charter documents or material debt agreements as it relates to the Facilities Documentation. For the avoidance of doubt, the foregoing provisions of this paragraph shall be referred to herein as the “Certain Funds Provisions”.